As filed with the Securities and Exchange Commission on April 20, 2018

Registration No. 333-187948

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
WHIRLPOOL CORPORATION (Exact name of registrant as specified in its charter)

Delaware	38-1490038
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 North M-63, Benton Harbor, Michigan 40922-2692
(Address of principal executive offices)
WHIRLPOOL CORPORATION 2018 OMNIBUS STOCK AND INCENTIVE PLAN
WHIRLPOOL CORPORATION AMENDED AND RESTATED 2010 OMNIBUS STOCK AND INCENTIVE PLAN
(Full title of the plan)

Bridget K. Quinn
Assistant General Counsel & Corporate Secretary
Whirlpool Corporation
2000 North M-63
Benton Harbor, Michigan 49022-2692
(269) 923-5000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Corey Perry
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On April 17, 2018 (the “Effective Date”), the stockholders of Whirlpool Corporation (the “Registrant”) approved the Whirlpool Corporation 2018 Omnibus Stock and Incentive Plan (the “2018 Plan”). The total number of shares of the Registrant’s common stock, par value $1.00 per share, that may be granted under the 2018 Plan consists of up to 6,900,000 shares of common stock (reduced by 1,115,066 shares subject to awards granted under the Whirlpool Corporation Amended and Restated 2013 Omnibus Stock and Incentive Plan (the “2013 Plan”) after December 31, 2017) and consisting of 2,249,155 new shares (to be registered on a subsequently-filed registration statement on Form S-8) and the sum of (i) 3,535,780 shares of common stock available under the 2013 Plan and which ceased to be available for future awards under the 2013 Plan as of the Effective Date and (ii) the number of undelivered shares subject to outstanding awards under the 2013 Plan that become available for future awards under the 2018 Plan as provided for in the 2018 Plan (the shares described in (i) and (ii), the “Prior Plan Shares”).
In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 1 to Registration Statement No. 333-187948 (the “Post-Effective Amendment”) is hereby filed to cover the issuance of the Prior Plan Shares pursuant to the 2018 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and will be delivered to participants in accordance with such rule.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents heretofore filed with the Commission by the Registrant are incorporated herein by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

(b)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 10, 2018, January 23, 2018 and April 18, 2018;

(c) (d)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year referred to in (a) above; and

The description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K, filed on April 23, 2009, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (which does not include Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.

Bridget K. Quinn, who has rendered an opinion as to the validity of the common stock being registered by this Registration Statement, is an employee of the Registrant and holds restricted stock equivalents and options to purchase shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law permits the Registrant’s board of directors to indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee, or agent of the Registrant, or serving or having served, at the request of the Registrant, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.
Article Sixth of the Registrant’s restated certificate of incorporation provides for indemnification of its directors, officers, employees, and other agents to the fullest extent permitted by law.
As permitted by sections 102 and 145 of the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation eliminates the liability of a director of the Registrant for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director’s fiduciary duty except for liability for any breach of the director’s duty of loyalty to the Registrant or its stockholders, liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability under section 174 of the Delaware General Corporation Law, or liability for any transaction from which the director derived an improper personal benefit.
In addition, the Registrant maintains officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Description

4.1
Restated Certificate of Incorporation of Whirlpool Corporation (amended and restated as of April 22, 2009) (Incorporated by reference from Exhibit 3.1 to the Registrant’s Form 8-K filed on April 23, 2009).

4.2	By-Laws of Whirlpool Corporation (amended and restated effective October 18, 2016) (Incorporated by reference from Exhibit 3.2 to the Registrant’s Form 8-K filed on October 21, 2016).

4.3
Whirlpool Corporation Amended and Restated 2010 Omnibus Stock and Incentive Plan (Incorporated by reference from Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 filed on April 16, 2013)

4.4	Whirlpool Corporation 2018 Omnibus Stock and Incentive Plan (Incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K filed on April 18, 2018).

5.1*	Opinion of Bridget K. Quinn with respect to validity of issuance of securities

23.1*	Consent of Bridget K. Quinn (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

*	Each document marked with an asterisk is filed herewith.
Item 9. Undertakings.
(a)     The Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Benton Harbor, State of Michigan on the 20th day of April, 2018.

WHIRPOOL CORPORATION

By:	/s/ Bridget K. Quinn
Name:	Bridget K. Quinn
Title:	Assistant General Counsel & Corporate Secretary
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff M. Fettig	Director and Chairman of the Board	April 20, 2018
Jeff M. Fettig
/s/ Marc R. Bitzer	Director, President and Chief Executive Officer	April 20, 2018
Marc R. Bitzer	(Principal Executive Officer)

/s/ James W. Peters	Executive Vice President and Chief Financial Officer	April 20, 2018
James W. Peters	(Principal Financial Officer)

/s/ Joseph A. Lovechio	Vice President and Corporate Controller	April 20, 2018
Joseph A. Lovechio	(Principal Accounting Officer)

*	Director	April 20, 2018
Samuel R. Allen

Director
Greg Creed

*	Director	April 20, 2018
Gary T. DiCamillo

*	Director	April 20, 2018
Diane M. Dietz

Director
Gerri T. Elliott

*	Director	April 20, 2018

Michael F. Johnston

*	Director	April 20, 2018
John D. Liu

Director
James M. Loree

*	Director	April 20, 2018
Harish Manwani

*	Director	April 20, 2018
William D. Perez

Director
Larry O. Spencer

*	Director	April 20, 2018
Michael D. White

*By:	/s/ Kirsten J. Hewitt
Kirsten J. Hewitt, as Attorney-in-Fact